AMERICAN GENERAL LIFE INSURANCE COMPANY

MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

This Rider replaces the “AMOUNT OF DEATH BENEFIT” and “SPOUSAL BENEFICIARY CONTINUATION” provisions under the “DEATH PROVISIONS” section in the Contract.

TABLE OF CONTENTS

SECTIONS AND DESCRIPTIONS	PAGE(S)

Rider Data Page	[2	]

Definitions	[3	]

Amount of Maximum Anniversary Value Death Benefit	[3	]

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RIDER DATA PAGE

[MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT CHARGE (for Owner or Continuing Spouse, if Continuing Spouse is Age [80] or younger on the Continuation Date):	Annual fee of [0.25%] of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which Your Contract is allocated. We deduct this charge daily. This charge is in addition to other charges, fees and expenses described in Your Contract. This charge will cease upon the earliest of (1) Annuitization; (2) when this Rider terminates; or (3) when the Contract is terminated.]

[SPOUSAL BENEFICIARY CONTINUATION RETURN OF PURCHASE PAYMENT DEATH BENEFIT CHARGE (for Continuing Spouse if Continuing Spouse is at least Age [81] but younger than Age [86] on the Continuation Date):	Annual fee of [0.15%] of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Portfolio(s) to which Your Contract is allocated. We deduct this charge daily. This charge is in addition to other charges, fees and expenses described in Your Contract. This charge will cease upon the earliest of (1) Annuitization; (2) when this Rider terminates; or (3) when the Contract is terminated.]

EFFECTIVE DATE:	[Contract Date]

MAXIMUM ISSUE AGE:	[80]

PURCHASE PAYMENT AGE LIMIT:	[85]

[PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT	This provision applies only to the Contract to which this Endorsement is attached. If Withdrawal(s) are taken to cover payments to the [Agent] in connection with advisory or investment management services (Advisory Fee) no portion of Advisory Fee payments [up to [1.0%] of the Contract Value associated with the Contract in which this Endorsement is attached to] will reduce the Death Benefit, provided You enroll in the Systematic Withdrawal Program for Advisory Fees.]

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DEFINITIONS

For the purposes of this Rider, the following Definitions apply:

NET PURCHASE PAYMENT(S)

Net Purchase Payment(s) are equal to the sum of all Purchase Payment(s) received, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE, reduced proportionately for each withdrawal by the percentage by which each such withdrawal reduced the Contract Value.

PERIODIC REPORTS

Before Annuitization, the value of this Death Benefit will be shown on the Periodic Report.

AMOUNT OF MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT

Upon Your death We will pay a Death Benefit to the Beneficiary upon Our receipt of all Required Documentation.

Upon Our receipt of all Required Documentation, We will calculate the Death Benefit as the greatest of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.	Net Purchase Payment(s) received; or

3.	The Maximum Anniversary Value that is equal to the greatest anniversary value determined prior to the earlier of (a) or (b), where:

(a)	is Your [83rd] birthday; or

(b)	is Your date of death;

This value is increased by any Purchase Payment(s) received since that Contract Anniversary, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE; and reduced proportionately for any Withdrawals taken since that Contract Anniversary by the percentage by which each such Withdrawal reduced the Contract Value.

SPOUSAL BENEFICIARY CONTINUATION

If eligible, the Spousal Beneficiary may elect to continue the Contract. On the Continuation Date, We will contribute to the Contract Value an amount by which the Death Benefit that would have been paid to the Spousal Beneficiary exceeds the Contract Value, if any, as of the Business Day during which We receive all Required Documentation. If the Spousal Beneficiary continues the Contract to which this Rider is attached, no Death Benefit is paid out to the Spousal Beneficiary on the Continuation Date.

If the Spousal Beneficiary continues the Contract on the Continuation Date and upon Our receipt of all Required Documentation, the Death Benefit payable upon the death of the Spousal Beneficiary will be as follows:

If the Spousal Beneficiary was Age [80 or younger] on the Continuation Date, [the Maximum Anniversary Value Death Benefit Charge shown on the RIDER DATA PAGE will continue to be deducted as of Continuation Date.] We will calculate the Death Benefit as the greatest of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.

The Contract Value on the Continuation Date, plus Purchase Payment(s) received after the Continuation Date, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE, and reduced proportionately for any Withdrawals taken after the Continuation Date by the percentage by which each such Withdrawal reduced the Contract Value; or

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3.	The Maximum Anniversary Value after the Continuation Date that is equal to the greatest anniversary value determined prior to the earlier of (a) or (b), where:

(a)	is the Spousal Beneficiary’s [83rd] birthday; or

(b)	is the Spousal Beneficiary’s date of death;

This value is increased by any Purchase Payment(s) received after that Contract Anniversary and are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE; and reduced proportionately for any Withdrawals taken after that Contract Anniversary by the percentage by which each such Withdrawal reduced the Contract Value.

If the Spousal Beneficiary was at least Age [81 but younger than Age 86] on the Continuation Date, [the Maximum Anniversary Value Death Benefit Charge shown on the RIDER DATA PAGE will no longer be deducted [and the Spousal Beneficiary Continuation Return of Purchase Payment Death Benefit Charge shown on the RIDER DATA PAGE will be deducted] as of the Continuation Date instead.] We will calculate the Death Benefit as the greater of:

1.	The Contract Value on the Business Day during which We receive all Required Documentation; or

2.

The Contract Value on the Continuation Date, plus Purchase Payment(s) received after the Continuation Date, which are subject to the Purchase Payment Age Limit shown on the RIDER DATA PAGE; and reduced proportionately for any Withdrawals taken after the Continuation Date by the percentage by which each such Withdrawal reduced the Contract Value.

If the Spousal Beneficiary was Age [86 or older] on the Continuation Date, the amount of the Death Benefit is the Contract Value on the Business Day during which We receive all Required Documentation [and the Maximum Anniversary Value Death Benefit Charge shown on the RIDER DATA PAGE will no longer be deducted as of the Continuation Date].

TERMINATION OF THIS RIDER

This Rider will remain in effect until the earlier of (1) termination of the Contract in accordance with the provisions of the Contract, (2) after the remaining Contract Value is reduced to zero; (3) upon Annuitization; or (4) if Spousal Continuation is elected and the Spousal Beneficiary was Age [86] or older on the Continuation Date.

Signed for the Company to be effective on the Contract Date.

AMERICAN GENERAL LIFE INSURANCE COMPANY

© American International Group, Inc. All Rights Reserved.

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